Exhibit 10.1

First Amended and Restated

State National Companies, Inc.
2014 Long-Term Incentive Plan

1.                                      PURPOSE

The Plan is intended to foster and promote the long-term financial success of State National Companies, Inc. and its Affiliates (collectively, the “Company Group”); to reward performance and to increase stockholder value by providing Participants appropriate incentives and rewards; to enable the Company Group to attract and retain the services of outstanding individuals upon whose judgment, interest and dedication the successful conduct of the Company Group’s businesses are largely dependent; to encourage Participants’ ownership interest in State National Companies, Inc.; and to align the interests of management and directors with that of the Company’s stockholders.

2.                                      DEFINITIONS

(a)                                 “Affiliate” means any entity (whether a corporation, partnership, joint venture or other form of entity) that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, the Company, except solely with respect to the issuance of Incentive Stock Options, the term “Affiliate” shall be limited to any “parent corporation” or “subsidiary corporation” of the Company, as such terms are defined in Code sections 424(e) and 424(f) respectively.

(b)                                 “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Stock Awards and/or Cash Units.

(c)                                  “Award Agreement” means a written or electronic agreement evidencing and setting forth the terms of an Award.

(d)                                 “Board of Directors” means the board of directors of the Company.

(e)                                  “Cash Unit” means a dollar denominated unit awarded to a Participant pursuant to Section 11 of the Plan and comprised of Service Units, Performance Units or any combination thereof.

(f)                                   “Cause” means, with respect to the termination of a Participant by the Company or another member of the Company Group, that such termination is for “Cause” as such term (or word of like import) is expressly defined in the then-effective written employment or other agreement, or to the extent the Award is subject to Code section 409A such written agreement that is in effect as of the Date of Grant, between the Participant and the Company or such other member of the Company Group.  In the absence of such written agreement and definition, “Cause” means, unless otherwise specified in the applicable Award Agreement, with respect to a Participant:

(i)                                                       a material breach by the Participant of the Participant’s duties and obligations that remains uncured following 30 days’ prior written notice from the Company to the Participant identifying in reasonable detail the nature of any such material breach, including but not limited to gross negligence in the performance of his or her duties and responsibilities;

(ii)                                                    willful misconduct by the Participant that in the reasonable determination of the Board of Directors or Committee has caused or is likely to cause material injury to the reputation or business of any member of the Company Group;

(iii)                                                 any act of fraud, material misappropriation or other dishonesty by the Participant; or

(iv)                                                Participant’s conviction or plea of nolo contendere for any felony or Participant’s conviction or plea of nolo contendere for a misdemeanor involving moral turpitude.

A Participant shall be considered to have been discharged for Cause if the Company determines within 30 days after his or her resignation or discharge that discharge for Cause was warranted.

(g)                                  “Change of Control” means the first to occur of any of the following events:

(i)                                                       any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), except for any of the Company’s employee benefit plans, or any entity holding the Company’s voting securities for, or pursuant to, the terms of any such plan (or any trust forming a part thereof) (the “Benefit Plan(s)”), is or becomes the beneficial owner, directly or indirectly, of (Y) the Company’s securities representing 25% or more of the combined voting power of the Company’s then outstanding securities or (Z) 90% or more of the Company’s operating assets, other than pursuant to a transaction excepted in Clause (ii);

(ii)                                                    the consummation of a merger, consolidation, or other reorganization of the Company, unless:

1.                                under the terms of the agreement providing for such merger, consolidation, or reorganization, the stockholders of the Company immediately before such merger, consolidation, or reorganization, shall own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 51% of the combined voting power of the outstanding voting securities of the entity resulting from such merger, consolidation, or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization;

2.                                the individuals who were members of the Board of Directors immediately prior to the execution of the definitive agreement for such merger, consolidation or other reorganization constitute at least a majority of the members of the board of directors of the Surviving Company after such merger, consolidation, or reorganization; and

3.                                no Person (other than (A) the Company or any subsidiary of the Company, (B) any Benefit Plan, (C) the Surviving Company or any subsidiary of the Surviving Company, (D) the Ledbetter Group or any member of the Ledbetter Group; or (E) any Person who, immediately prior to such merger, consolidation, or reorganization had beneficial ownership of 51% or more of the then outstanding voting securities) shall have beneficial ownership of 51% or more of the combined voting power of the Surviving Company’s then outstanding voting securities;

(iii)                                                 during any period of two consecutive years, individuals, who at the beginning of such period, constituted the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Notwithstanding Clause (i), a Change of Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of the Company’s securities representing 51% or more of the combined voting power of the Company’s then outstanding securities solely as a result of an acquisition by the Company of its voting securities which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 51% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if a Person becomes a beneficial owner of 51% or more of the combined voting power of the Company’s then outstanding securities by reason of share purchases by the Company and shall, after such share purchases by the Company, become the beneficial owner, directly or indirectly, of any additional voting securities of the Company (other than as a result of a stock split, stock dividend or similar transaction), then a Change of Control of the Company shall be deemed to have occurred with respect to such Person under Clause (i).  In no event shall a Change of Control of the Company be deemed to occur by virtue of: (A) the acquisition of the Company’s securities by one or more Benefit Plans and/or members of the Ledbetter Group; (B) the Company’s Rule 144 offering completed in 2014; (iii) the Company’s initial public offering completed in 2014; or (C) listing, or approval for listing upon notice of issuance, of Common Stock on any securities exchange.

Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code section 409A if the foregoing definition of “Change of Control” were to apply, then “Change of Control” shall mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended.  References to particular sections of the Code shall include all applicable regulations and other guidance issued thereunder (including successor laws, regulations and other guidance thereto).

(i)                                     “Committee” means the committee designated by the Board of Directors pursuant to Section 3 of the Plan to administer the Plan.

(j)                                    “Common Stock” means the common stock of the Company, par value $.001 per share.

(k)                                 “Company” means State National Companies, Inc., a corporation organized under the laws of Delaware, and its successors.

(l)                                     “Consultant” means a person other than an Employee or Outside Director providing bona fide services to the Company or an Affiliate as a consultant or advisor, as applicable, provided that such person is a natural person and that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for any securities of the Company.

(m)                             “Covered Employee” means an Employee who is, or is determined by the Committee may become, a “covered employee” within the meaning of Code section 162(m).

(n)                                 “Date of Grant” means the date when the Company completes the corporate action necessary to create the legally binding right constituting an Award, and, when applicable, upon the satisfaction of any contingent events expressly connected to the effectiveness of the Award or as otherwise provided in Code section 409A.

(o)                                 “Disability” means an individual is unable to perform substantially all of his or her duties as an Employee, Consultant or Outside Director for a continuous period of 180 days, by reason of physical or mental illness or accident, in the Company’s reasonable discretion.  Notwithstanding the foregoing, however, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code section 409A if the foregoing definition of “Disability” were to apply, then “Disability” shall mean “disabled” within the meaning of Code section 409A.

(p)                                 “Effective Date” means the date in 2017 at which time the Plan is approved by the stockholders of the Company.

(q)                                 “Employee” means any person employed by the Company or an Affiliate.  Directors who are employed by the Company or an Affiliate shall be considered Employees under the Plan.

(r)                                    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(s)                                   “Exercise Price” means the price at which a Participant may purchase a share of Common Stock pursuant to an Option, or, in the case of Stock Appreciation Rights, the base price of the Stock Appreciation Right, in each case, upon the Date of Grant.

(t)                                    “Fair Market Value” on any date means the market price of Common Stock, determined by the Committee as follows:

(i)                                                       if the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market of The NASDAQ Stock Market LLC, its Fair Market Value shall be the closing sales price for such stock as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Committee) on the date of determination (or, if no sales were reported on that date, on the last trading date such closing sales price was reported), as reported in The Wall Street Journal or reported such other source as the Committee deems reliable;

(ii)                                                    if the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sale price for such stock as quoted on such system or by such securities dealer on the date of determination, but if no such price was reported on that date, on the last date such price was reported), as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii)                                                 in the absence of an established market for the Common Stock of the type described in Clauses (i) and (ii), above, the Fair Market Value thereof shall be determined by the Committee in good faith and in compliance with Code section 409A and any other applicable law, as applicable.

The Committee’s determination of Fair Market Value shall be conclusive and binding on all persons.

(u)                                 “Good Reason” means with respect to an individual the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of Employee by the Company for Cause: (i) a material reduction by the Company of Employee’s base salary; (ii) a material reduction in Employee’s authority, duties and responsibilities; (iii) the Company’s requiring Employee to be based anywhere other than within 50 miles of Employee’s current office location except for requirements of reasonably required travel on the Company’s business; or (iv) a material breach by the Company of any of its obligations, duties or agreements under the Plan.  Participant’s termination shall not be considered to be on account of Good Reason unless (A) within 60 days after the date on which Participant knows, or should reasonably be expected to know, that one of the events set forth above has occurred, Participant provides written notice to the Board of Directors of the applicable facts and circumstances, (B) the Company does not remedy, cure or rectify the event within 30 days from the date on which written notice is received from the Participant, and (C) Participant terminates his or her employment within 30 days after the end of the cure period described in Clause (B).

(v)                                 “Incentive Stock Option” means a stock option granted to a Participant pursuant to Section 6 of the Plan that is intended to meet the requirements of Code section 422.

(w)                               “Ledbetter Group” (individually, a “member of the Ledbetter Group”) means and includes Lonnie Ledbetter, Terry Ledbetter, their respective spouses and descendants (including adopted children) and/or entities controlled by any of such individuals, spouses or descendants (including adopted children) that are the primary beneficiaries or owners (e.g., corporation, limited liability companies, partnerships or trusts).

(x)                                 “Non-Statutory Stock Option” means a stock option granted to a Participant pursuant to Section 6 of the Plan that is not intended to qualify, or does not qualify, as an Incentive Stock Option.

(y)                                 “Option” means an Incentive Stock Option or a Non-Statutory Stock Option.

(z)                                  “Outside Director” means a member of the Board of Directors of the Company or an Affiliate who is not also an Employee of the Company or an Affiliate.

(aa)                          “Participant” means any person who holds an outstanding Award.

(bb)                          “Performance Criteria” means the criteria the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period.  The Performance Criteria that shall be used to establish Performance Goals are limited to the following:

(i)                                                       appreciation in and/or maintenance of share price;

(ii)                                                    assets;

(iii)                                                 book value;

(iv)                                                book value per share;

(v)                                                   business expansion goals;

(vi)                                                business retention goals;

(vii)                                             cash flow or cash flow per share (before or after dividends);

(viii)                                          cash flow return on investment; improvement in or attainment of expense levels or working capital levels;

(ix)                                                combined ratio;

(x)                                                   credit ratings;

(xi)                                                customer/client satisfaction;

(xii)                                             debt reductions;

(xiii)                                          earnings (including net earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);

(xiv)                                         earnings per share;

(xv)                                            economic value-added models or equivalent metrics;

(xvi)                                         employee satisfaction;

(xvii)                                      goals related to acquisitions or divestitures;

(xviii)                                   goals related to information technology;

(xix)                                         goals related to supervision of litigation;

(xx)                                            implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, or recruiting or maintaining personnel;

(xxi)                                         investment income;

(xxii)                                      market capitalization;

(xxiii)                                   market penetration or market share;

(xxiv)                                  net sales;

(xxv)                                     net and gross underwriting results;

(xxvi)                                  net income (before or after taxes);

(xxvii)                               new annualized premiums;

(xxviii)                            operating income (before or after taxes);

(xxix)                                  operating margins, gross margins or cash margin;

(xxx)                                     pre- or after-tax income (before or after allocation of corporate overhead and bonus);

(xxxi)                                  premiums collected;

(xxxii)                               profits (gross or net);

(xxxiii)                            reductions in costs;

(xxxiv)                           regulatory achievements;

(xxxv)                              return on assets or net assets;

(xxxvi)                           return on capital or equity;

(xxxvii)                        revenue;

(xxxviii)                     revenue growth or product revenue growth;

(xxxix)                           stockholder equity;

(xl)                                                statutory earnings;

(xli)                                             total stockholder return;

(xlii)                                          underwriting margin; or

(xliii)                                       year-end cash.

(cc)                            “Performance Goals” means the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria.  Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be: (i) expressed on a corporate-wide basis or with respect to one or more Affiliates, business units, divisions, subsidiaries or business segments or any combination thereof; (ii) in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies; (iii) be absolute or based on change in the Performance Criteria over a specified period of time and such change may be measured based on an arithmetic change over a specified period (e.g., cumulative change or average change), or percentage change over a specified period (e.g., cumulative percentage change, average percentage change or compounded percentage change), (v) be based on calculations that may or may not conform with generally accepted accounting principles; or (vi) any combination of the foregoing.  The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period.  The Committee, in its discretion, may, subject to Code section 162(m) when applicable, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.  In interpreting Plan provisions applicable to Performance Goals with respect to any Qualified Performance-Based Award, it is the intent of the Plan to conform with the standards of Code section 162(m) and Treasury Regulation § 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by those provisions.  Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that the applicable Performance Goals were, in fact, satisfied.

(dd)                          “Performance Period” means the designated period during which the Performance Goals must be satisfied with respect to an Award to which any Performance Goals relate.

(ee)                            “Performance Unit” means a Cash Unit, or portion thereof, under which payment is primarily based on the attainment of one or more Performance Goals over the relevant Performance Period.

(ff)                              “Permitted Transferees” means with respect to a Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

(gg)                            “Plan” means this First Amended and Restated State National Companies, Inc. 2014 Long-Term Incentive Plan, as amended and/or restated from time to time (formerly known as the State National Companies, Inc. 2014 Long-Term Incentive Plan).

(hh)                          “Prior Plan” means the State National Companies, Inc. 2014 Long-Term Incentive Plan as in effect prior to its amendment and restatement set forth herein.  Awards granted prior to the Effective Date pursuant to the Prior Plan shall continue to be administered in accordance with the terms of the Prior Plan.

(ii)                                  “Qualified Performance-Based Award” means an Award that is intended to qualify as “qualified performance-based compensation” within the meaning of Code section 162(m) and is designated as a Qualified Performance-Based Award pursuant to Section 12 hereof.

(jj)                                “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

(kk)                          “Restricted Stock Unit” means the grant of a right to receive Shares or the cash equivalent value in the future pursuant to Section 9 of the Plan.

(ll)                                  “Service Unit” means a Cash Unit, or portion thereof, under which payment is primarily based on the Participant’s continued service with the Company or an Affiliate thereof during a specified service period.

(mm)                  “Share” means a share of Common Stock.

(nn)                          “Stock Appreciation Right” means a right granted to a Participant pursuant to Section 10 of the Plan.

(oo)                          “Stock Award” means the Common Stock granted to a Participant pursuant to Section 8 of the Plan that is otherwise immediately vested as of the time of grant to such Participant.

(pp)                          “Termination of Service” means the termination of employment of an Employee by the Company and all Affiliates, the termination of service by an Outside Director as a member of the Board of Directors of the Company and all Affiliates, or the termination of all services performed by a Consultant with respect to the Company and all Affiliates.  A Participant’s service shall not be deemed to have terminated because of a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the service so rendered by such Participant.  Furthermore, a Participant’s service with the Company Group shall not be deemed to have terminated, when applicable, if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company or an Affiliate;  provided, however, that if any such leave exceeds 90 days, on the 91st day of such leave the Participant’s service shall be deemed to have terminated unless the Participant’s right to return to service with the Company Group is guaranteed by statute or contract.  Unless such Participant’s leave of absence is approved by the Committee, a Participant’s service shall be deemed to have terminated upon the entity for which the Participant performs service ceasing to be an Affiliate (or any successor).  Subject to the foregoing, the Company, in its discretion, shall determine whether a Participant’s service has terminated and the effective date of such termination. Notwithstanding the foregoing, in any circumstance or transaction in which compensation resulting from or in respect of an Award would result in the imposition of an additional tax under Code section 409A if the foregoing definition of “Termination of Service” were to apply, then “Termination of Service” shall mean a “separation from service” within the meaning of Code section 409A(a)(2)(A)(i).

3.                                      ADMINISTRATION

The Committee shall administer the Plan.  The Committee shall consist of two or more disinterested directors of the Company, who shall be appointed by the Board of Directors.  A member of the Board of Directors shall be deemed to be “disinterested” only if he or she satisfies (1) such requirements as the Securities and Exchange Commission may establish for non-employee directors administering plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and (2) such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Code section 162(m)(4)(C).  The Board of Directors may also appoint one or more separate committees of the Board of Directors, each composed of one or more directors of the Company or an Affiliate who need not be disinterested, that may grant Awards and assist in the administration of the Plan with respect to Employees, Outside Directors, Consultants and other individuals who are not considered officers or directors of the Company under Section 16 of the Exchange Act or for whom Awards are not intended to satisfy the provisions of Code section 162(m).  Unless and until otherwise determined by the Board of Directors, the Compensation Committee of the Board of Directors shall serve as the Committee; provided, however, that Board of Directors may serve as the Committee hereunder: (A) if the Compensation Committee has not been constituted; or (B) with respect to Awards to Outside Directors.

(a)                                 Except as specified herein, the Committee shall have the sole and complete authority to:

(i)                                                       determine the individuals to whom Awards are granted, the type and amounts of Awards to be granted and the time of all such grants;

(ii)                                                    determine the terms, conditions and provisions of, and restrictions relating to, each Award granted;

(iii)                                                 consistent with the Plan, accelerate the exercise, vesting or payment of an Award when such action or actions would be in the best interests of the Company;

(iv)                                                interpret and construe the Plan and all Award Agreements;

(v)                                                   correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement;

(vi)                                                prescribe, amend and rescind rules, regulations and guidelines relating to the Plan and the administration thereof;

(vii)                                             determine the content and form of all Award Agreements;

(viii)                                          determine all questions relating to Awards under the Plan, including whether any conditions relating to an Award have been met;

(ix)                                                consistent with the Plan and with the written consent of the Participant, as appropriate, amend any outstanding Award, amend the exercise date or dates thereof or grant waivers of terms, conditions, restrictions and limitations thereunder, provided that the Committee shall not have any discretion or authority to make changes to any Award that (A) is intended to qualify as a Qualified Performance-Based Award to the extent that the existence of such discretion or authority would cause such Award not to so qualify, or (B) would result in a “repricing” of any Options or Stock Appreciation Rights within the meaning of Section 21(b) hereof;

(x)                                                   determine the duration and purpose of leaves of absence that may be granted to a Participant without constituting his or her Termination of Service for purposes of the Plan or any Award;

(xi)                                                maintain accounts, records and ledgers relating to Awards;

(xii)                                             maintain records concerning its decisions and proceedings;

(xiii)                                          employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable; and

(xiv)                                         do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and to carry out the objectives of the Plan.

The Committee’s determinations under the Plan shall be final, binding and conclusive on all persons.

(b)                                 Each Award shall be evidenced by an Award Agreement containing such provisions as may be approved by the Committee.  Each Award Agreement shall constitute a binding contract between the Company and the Participant, and every Participant, upon acceptance of the Award Agreement, shall be bound by the terms and restrictions of the Plan and the Award Agreement. The terms of each Award Agreement shall be in accordance with the Plan, but may include such additional provisions and restrictions determined by the Committee, in its discretion, provided that such additional provisions and restrictions are not inconsistent with the terms of the Plan.  In particular, and at a minimum, the Committee shall set forth in each Award Agreement (i) the type of Award granted, (ii) the Exercise Price of any Option or Stock Appreciation Right, (iii) the number of Shares subject to the Award; (iv) the expiration date of the Award, (v) the manner, time, and rate (cumulative or otherwise) of exercise or vesting of such Award, and (vi) the restrictions, if any, placed upon such Award, or upon Shares which may be issued pursuant to such Award.  Awards under a particular Section of the Plan need not be uniform, and Awards under more than one Section of the Plan may be combined into a single Award Agreement.  Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.

(c)                                  The Committee in its sole discretion and on such terms and conditions as it may provide may delegate all or any part of its authority and powers under the Plan to one or more members of the Board of Directors and/or officers of the Company; provided, however, that the Committee may not delegate its authority or power with respect to (i) the selection for participation in the Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an Award to such an officer or person; (ii) any Qualified Performance-Based Award intended to satisfy the requirements of Code section 162(m); or (iii) any Awards to an Outside Director.

(d)                                 The Committee may rely on the descriptions, representations, reports and estimates provided to it by the management of the Company or an Affiliate (or by persons described in Clause (xiii) of Section 3(a) above) for determinations to be made pursuant to the Plan, including the satisfaction of any conditions of a Qualified Performance-Based Award.  However, only the Committee or a portion of the Committee may certify the attainment of any conditions of a Qualified Performance-Based Award intended to satisfy the requirements of Code section 162(m).

(e)                                  The Committee is authorized to grant Stock Awards as a bonus or in lieu of other obligations to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements.

(f)                                   No member of the Board of Directors, the Committee nor any person to whom authority has been delegated hereunder, shall be personally liable for any action, interpretation or determination made in good faith with respect to the Plan or Awards granted hereunder, and each such person shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the fullest extent permitted by applicable law.

4.                                      STOCK SUBJECT TO THE PLAN

(a)                                 General Limitations.  Subject to adjustment as provided in Section 18 hereof, the maximum number of Shares reserved for issuance in connection with Awards under the Plan and the Prior Plan is 6,420,000 Shares, all of which may be issued as Incentive Stock Options and 5% of which may be issued as Stock Awards.  If all or any portion of any Award shall terminate, expire, be cancelled or forfeited, settled in cash in lieu of Shares, or be exchanged with the Committee’s approval, prior to the issuance of Shares, for an Award not involving Shares (other than a cancellation within the meaning of Code section 162(m)), new Awards may thereafter be awarded with respect to such Shares.  Any Shares tendered (by either actual delivery or attestation) to (i) pay the exercise price of an Option granted under the Plan or (ii) satisfy tax withholding obligations associated with an Award granted under the Plan, shall not become available again for grant under the Plan.  Any Shares that (i) were subject to an Stock Appreciation Right granted under the Plan that were not issued upon the exercise of such Stock Appreciation Right or (ii) reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of an option shall not become available for grant under the Plan.  Any dividend equivalents settled in Shares under the Plan shall be applied against the number of Shares available hereunder for Awards.

(b)                                 Employee and Consultant Limitations.  Subject to adjustment as provided in Section 18 hereof:

(i)                                                       the maximum aggregate number of Shares for which Awards may be granted to any Participant in any calendar year that consist of Options or Stock Appreciation Rights shall be 2,000,000 shares of Common Stock;

(ii)                                                    the maximum aggregate number of Shares for which Awards may be granted to any Participant in any calendar year that consist of Restricted Stock, Restricted Stock Units or Stock Awards shall be 700,000 shares of Common Stock;

(iii)                                                 the maximum aggregate amount that may be granted to any Participant in any calendar year under Awards that are payable solely in cash or property other than Shares shall be $10,000,000; and

(iv)                                                the maximum aggregate amount that may be allocated to any Participant for a calendar year with respect to dividends or dividend equivalents under Section 14 of the Plan regarding Qualified Performance-Based Awards of Restricted Stock or Restricted Stock Units shall be $500,000, determined as of the dividend record dates; provided, however, that this limitation shall not apply to extraordinary dividends or equivalents.

(c)                                  Outside Director Limitations.  Subject to adjustment as provided in Section 18 hereof, the maximum aggregate fair market value of Awards during any calendar year that may be granted to any Outside Director shall not exceed $500,000 taking into account the Date of Grant dollar value of Cash Units, the Date of

Grant value of the Shares subject to Awards of Restricted Stock, Restricted Stock Units or Stock Awards and the Date of Grant value of any Options or Stock Appreciation Rights as determined by the Committee, it being understood that grants of Awards to Outside Directors in lieu of annual cash retainer payments, meeting fees or similar cash payments, as applicable, shall not be applied with respect to the $500,000 limit described in this paragraph.

(d)                                 Substitute Awards.  The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by service providers of another corporation in connection with a merger or consolidation of the service recipient corporation with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the service recipient corporation.  The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.  Such substitution of any outstanding Option must satisfy the requirements of Treasury Regulation § 1.424-1 and Code section 409A.

(e)                                  Source of Shares.  Shares issued under the Plan may be either authorized but unissued Shares, authorized Shares previously issued by the Company that have been reacquired by the Company and held as treasury shares, or Shares purchased by the Company in the open market.

5.                                      ELIGIBILITY

Subject to the terms of the Plan, all Employees, Consultants and Outside Directors shall be eligible to receive Awards under the Plan.

6.                                      OPTIONS

The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under the Plan, grant Options to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

(a)                                 Exercise Price.  The Committee shall determine the Exercise Price of each Option.  However, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant; provided, further, that with respect to Incentive Stock Options, if at the time such Option is granted, the Employee owns or is treated as owning, for purposes of Code section 422, Common Stock representing more than 10% of the total combined voting securities of the Company (“10% Owner”), the Exercise Price shall not be less than 110% of the Fair Market Value of the Common Stock on the Date of Grant.

(b)                                 Terms of Options.  The Committee shall determine the term during which a Participant may exercise an Option, but in no event may a Participant exercise an Option, in whole or in part, more than 10 years from the Date of Grant; provided, however, that with respect to Incentive Stock Options, if at the time an Incentive Stock Option is granted to an Employee who is a 10% Owner, the Incentive Stock Option granted to such Employee shall not be exercisable after the expiration of five years from the Date of Grant.  The Committee shall also determine the date on which each Option, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Option.  Shares underlying each Option may be purchased, in whole or in part, by the Participant at any time during the term of such Option, after such Option becomes exercisable.  An Option may not be exercised for fractional shares.  If, on the date when an Option would otherwise terminate or expire the Exercise Price of the Option is less than the Fair Market Value of the Shares subject to the Option on such date but any portion of the Option has not been exercised, then subject to Section 6(g), the Option shall automatically be deemed to be exercised as of such date with respect to such portion by means of a “net exercise” as described in Section 7.  An Award Agreement with respect to an Option may also provide for an automatic exercise of the Option on an earlier date.

(c)                                  Termination of Service (General).  Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than resignation, Disability or death, or Termination of Service for Cause, the Participant may exercise only those Options that were vested and immediately exercisable by the Participant at the date of such termination and only for (i) two years with respect to Non-Statutory Stock Options or (ii) three months with respect to Incentive Stock Options following the date of such termination, or, if sooner in each case, the expiration of the term of the Option.

(d)                                 Termination of Service (Resignation).  Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service by resignation, the Participant may exercise only those Options that were vested and immediately exercisable by the Participant at the date of such termination and only for (i) one year with respect to Non-Statutory Stock Options or (ii) three months with respect to Incentive Stock Options following the date of such termination, or, if sooner in each case, until the expiration of the term of the Option.

(e)                                  Termination of Service (Disability or Death).  Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all Options held by such Participant shall immediately become vested and fully exercisable and remain exercisable for one year following the date of such termination, or, if sooner, until the expiration of the term of the Option.

(f)                                   Termination of Service for Cause.  Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service for Cause, all rights with respect to the Participant’s Options shall be forfeited and expire immediately upon the effective date of such Termination of Service for Cause.

(g)                                  Extension of Term of a Non-Statutory Stock Option.  If a Non-Statutory Stock Option would expire on a day that the Participant cannot exercise the Non-Statutory Stock Option because such an exercise would violate an applicable federal, state, local, or foreign law, the expiration date shall be tolled, at the discretion of the Committee, to the date no later than 30 days after the date the exercise of such Non-Statutory Stock Option would no longer violate an applicable federal, state, local and foreign laws, but only to the extent allowed under Code section 409A.

(h)                                 Settlement.  Upon exercise, an Option shall be settled in Shares.

(i)                                     Other Restrictions Relating to Incentive Stock Options.  To the extent the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options that are exercisable for the first time by an Employee during any calendar year under the Plan and any other stock option plan of the Company or an Affiliate exceeds $100,000, or such higher value as may be permitted under Code section 422, such Options in excess of such limit shall be treated as Non-Statutory Stock Options.  Fair Market Value shall be determined as of the Date of Grant with respect to each such Incentive Stock Option.

(j)                                    Notification of Disposition of Shares.  Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Committee of any disposition of Shares issued pursuant to the exercise of such Option under the circumstances described in Code section 421(b) (relating to certain disqualifying dispositions), within 10 days of such disposition.

7.                                      METHOD OF EXERCISE OF OPTIONS

Subject to any applicable Award Agreement, any Option may be exercised by the Participant in whole or in part at such time or times, and the Participant may make payment of the Exercise Price in such form or forms, including, without limitation, payment by delivery of cash or Common Stock owned by the Participant having a Fair Market Value on the exercise date equal to the total Exercise Price, or by any combination of cash and Shares, including exercise by means of a cashless exercise arrangement with a qualifying broker-dealer or a “net exercise.”  The Participant may deliver shares of Common Stock either by attestation or by the delivery of a certificate or certificates for shares duly endorsed for transfer to the Company.  A “net exercise” means the delivery of a properly executed notice followed by a procedure pursuant to which (1) the Company shall reduce the number of Shares otherwise issuable to a Participant upon the exercise of an Option by the largest whole number of Shares having a Fair Market Value that does not exceed the aggregate Exercise Price for the Shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate Exercise Price not satisfied by such reduction in the number of whole Shares to be issued.  Shares shall no longer be outstanding under an Option and shall not be exercisable thereafter to the extent that (A) Shares are used to pay the Exercise Price pursuant to a “net exercise,” (B) Shares are delivered to the Participant as a result of such exercise, and (C) Shares are withheld to satisfy tax withholding obligations.

8.                                      RESTRICTED STOCK AWARDS

The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under the Plan, grant Restricted Stock to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

(a)                                 Payment of the Restricted Stock.  Awards of Restricted Stock may only be made in whole Shares.

(b)                                 Terms of the Restricted Stock.  The Committee shall determine the dates on which Restricted Stock granted to a Participant shall vest and any specific conditions or

Performance Goals which must be satisfied prior to the vesting of any installment or portion of the Restricted Stock, it being understood that the Committee may grant Stock Awards pursuant to this Section 8, which, for the avoidance of doubt, shall vest immediately upon grant.  Notwithstanding other paragraphs in this Section 8, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock except for any Restricted Stock that are Qualified Performance-Based Awards under Section 12 hereof.  The acceleration of any Restricted Stock shall create no right, expectation or reliance on the part of any other Participant or that certain Participant regarding any other Restricted Stock.

(c)                                  Termination of Service (General).  Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than Disability or death, the Participant’s unvested Restricted Stock as of the date of termination shall be forfeited and any rights the Participant had to such unvested Restricted Stock shall become null and void.

(d)                                 Termination of Service (Disability or Death).  Unless otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all unvested Restricted Stock held by such Participant, including any Restricted Stock subject to a Performance Goal, shall immediately vest.

(e)                                  Voting of Restricted Stock.  Except as otherwise provided in an applicable Award Agreement, the Participant shall be entitled to vote the unvested Shares subject to a Restricted Stock Award pursuant to any rules and procedures adopted by the Committee for this purpose.

(f)                                   Restrictive Legend.  Each certificate issued in respect of one or more shares of Restricted Stock shall be registered in the name of the Participant and, at the discretion of the Board of Directors, each such certificate may be deposited in a bank designated by the Board of Directors.  Each such certificate shall bear the following (or a similar) legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the First Amended and Restated State National Companies, Inc. 2014 Long-Term Incentive Plan and an agreement entered into between the registered owner and State National Companies, Inc.  A copy of such plan and agreement is on file at the principal office of State National Companies, Inc.”

(g)                                  Transfers of Unrestricted Shares.  Upon the vesting date for Restricted Stock or the grant of any Stock Award, the Shares subject thereto shall be transferred free of all restrictions to a Participant (or his or her legal representative, beneficiary or heir).

9.                                      RESTRICTED STOCK UNITS

The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under the Plan, grant Restricted Stock Units to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

(a)                                 Settlement of Restricted Stock Units.  Restricted Stock Units shall be settled either by the delivery of whole Shares or by the payment of cash based upon the Fair Market Value of a specified number of Shares, in the discretion of the Committee, subject to the terms of the applicable Award Agreement.  Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, any stock certificate evidencing the Shares payable under an Award of Restricted Stock Units shall be issued (or cash paid) within an administratively reasonable period after the date on which the Restricted Stock Units vest so that the payment of Shares complies with Section 27.

(b)                                 Terms of Restricted Stock Units.  The Committee shall determine the dates on which Restricted Stock Units granted to a Participant shall vest and any specific conditions or Performance Goals which must be satisfied prior to the vesting of any Award.  Notwithstanding other paragraphs in this Section 9, the Committee may, in its sole discretion, accelerate the vesting of any Restricted Stock Units except for any such Restricted Stock Units that are Qualified Performance-Based Awards under Section 12 hereof.  The acceleration of any Restricted Stock Units shall create no right, expectation or reliance on the part of any other Participant or that Participant regarding any other Award of Restricted Stock Units.

(c)                                  Termination of Service (General).  Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than Disability or death, the Participant’s unvested Restricted Stock Units as of the date of termination shall be forfeited and any rights the Participant had to such unvested Awards shall become null and void.

(d)                                 Termination of Service (Disability or Death).  Unless otherwise provided in the applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all unvested Restricted Stock Units held by such Participant shall immediately vest.

(e)                                  Deferral.  Unless expressly permitted by the Committee in the Award Agreement, a Participant does not have any right to make any election regarding the time or form of any payment pursuant to an Award of Restricted Stock Units.  To the extent permissible under applicable law, the Committee may permit a Participant to defer payment under an Award of Restricted Stock Units to a date or dates after the Restricted Stock Units vest, provided that the terms of the Restricted Stock Units and any deferral satisfy the requirements to avoid imposition of the additional tax under Code section 409A(a)(1)(B).

10.                               STOCK APPRECIATION RIGHTS

The Committee may, subject to the limitations of the Plan and the availability of Shares reserved but not previously awarded under the Plan, grant Stock Appreciation Rights to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

(a)                                 Exercise Price.  The Committee shall determine the Exercise Price of each Stock Appreciation Right.  However, the Exercise Price shall not be less than the Fair Market Value of the Common Stock on the Date of Grant.

(b)                                 Terms of Stock Appreciation Rights.  The Committee shall determine the term during which a Participant may exercise a Stock Appreciation Right, but in no event may a Participant exercise a Stock Appreciation Right, in whole or in part, more than 10 years from the Date of Grant.  The Committee shall also determine the date on which each Stock Appreciation Right, or any part thereof, first becomes exercisable and any terms or conditions a Participant must satisfy in order to exercise each Stock Appreciation Right.  A Stock Appreciation Right may not be exercised for fractional shares.  If, on the date when a Stock Appreciation Right would otherwise terminate or expire the Exercise Price of the Stock Appreciation Right is less than the Fair Market Value of the Shares subject to the Stock Appreciation Right on such date but any portion of the Stock Appreciation Right has not been exercised, then subject to Section 10(g), the Stock Appreciation Right shall automatically be deemed to be exercised as of such date with respect to such portion.  An Award Agreement with respect to a Stock Appreciation Right may also provide for an automatic exercise of the Stock Appreciation Right on an earlier date.

(c)                                  Termination of Service (General).  Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service for any reason other than resignation, Disability or death, or Termination of Service for Cause, the Participant may exercise only those Stock Appreciation Rights that were vested and immediately exercisable by the Participant at the date of such termination and only for two years following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.

(d)                                 Termination of Service (Resignation).  Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, upon a Participant’s Termination of Service by resignation, the Participant may exercise only those Stock Appreciation Rights that were vested and immediately exercisable by the Participant at the date of such termination and only for one year following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.

(e)                                  Termination of Service (Disability or Death).  Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service due to Disability or death, all Stock Appreciation Rights held by such Participant shall become immediately vested and fully exercisable and remain exercisable for one year following the date of such termination, or, if sooner, the expiration of the term of the Stock Appreciation Right.

(f)                                   Termination of Service for Cause.  Unless otherwise determined by the Committee and evidenced in an applicable Award Agreement, in the event of a Participant’s Termination of Service for Cause, all rights with respect to the Participant’s Stock Appreciation Rights shall be forfeited and expire immediately upon the effective date of such Termination of Service for Cause.

(g)                                  Extension of Term of Stock Appreciation Right.  If a Stock Appreciation Right would expire on a day that the Participant cannot exercise the Stock Appreciation Right because such an exercise would violate an applicable federal, state, local, or foreign law, the expiration date shall be tolled, at the discretion of the Committee, to the date no later than 30 days after the date the exercise of such Stock Appreciation Right would no longer violate an applicable federal, state, local and foreign laws, but only to the extent allowed under Code section 409A.

(h)                                 Settlement.  Upon exercise, a Stock Appreciation Right shall be settled in cash or Shares, or both, in the discretion of the Committee, subject to the terms of the applicable Award Agreement.

11.                               CASH UNITS

The Committee may, subject to the limitations of the Plan, grant Cash Units to eligible individuals upon such terms and conditions as it may determine to the extent such terms and conditions are consistent with the following provisions:

(a)                                 Value of Cash Units.  Each Award of Cash Units, whether expressed as Performance Units, Service Units or a combination thereof, shall have an initial notional value equal to a dollar amount determined by the Committee, in its sole discretion.

(b)                                 Earning of Cash Units.

(i)                                                       With respect to any portion of an Award of Cash Units comprised of Service Units, the Committee shall determine the date or dates on which such Service Units granted to a Participant shall vest and any other specific conditions which must be satisfied prior to the vesting thereof, provided that the Participant’s Termination of Service does not occur for any reason prior to such date or dates, unless otherwise determined by the Committee and evidenced in an applicable Award Agreement.

(ii)                                                    With respect to any portion of an Award of Cash Units comprised of Performance Units, the Committee shall set Performance Goals in its discretion that, depending on the extent to which they are met over the specified Performance Period, shall determine the number of Performance Units that shall be settled and paid to the Participant.  After the applicable Performance Period has ended, the number of Performance Units earned by the Participant over the Performance Period shall be determined as a function of the extent to which the applicable corresponding Performance Goals have been achieved. This determination shall be made solely by the Committee.

(c)                                  Settlement of Cash Units.  Cash Units shall be settled in the form of cash or, subject to the availability of Shares reserved but not previously awarded under the Plan, in Shares or in a combination thereof, as specified in the Participant’s applicable Award Agreement.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or Affiliate on the day a Cash Unit is paid to the Participant.  Cash Units shall be paid to the Participant as soon as practicable after such time that the terms and conditions that otherwise entitle the Participant to such payment have been satisfied, it being understood that any Performance Unit that is otherwise payable hereunder shall be settled and paid no later than 90 days after the end of the applicable Performance Period.  Any Shares paid to a Participant under this Section may be subject to any restrictions deemed appropriate by the Committee.

12.                               QUALIFIED PERFORMANCE-BASED AWARDS

(a)                                 Purpose.  The purpose of this Section 12 is to provide the Committee the ability to grant Restricted Stock, Restricted Stock Units and Cash Units as Qualified Performance-Based Awards.  If the Committee, in its discretion, decides to grant to a Covered Employee Restricted Stock, Restricted Stock Units or Cash Units that are intended to constitute a Qualified Performance-Based Award, the provisions of this Section 12 shall control over any contrary provision contained herein; provided, however, that the Committee may grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals that do not satisfy the requirements of this Section 12.

(b)                                 Applicability.  This Section 12 shall apply only to those Covered Employees selected by the Committee to receive Qualified Performance-Based Awards.  The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the relevant Performance Period.  Moreover, neither the designation of a Covered Employee as a Participant for a particular Performance Period nor his or her prior receipt of any Award shall require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

(c)                                  Procedures with Respect to Qualified Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Award requirements of Code section 162(m)(4)(C), with respect to any Award that may be granted to one or more Covered Employees, no later than 90 days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Code section 162(m)), the Committee shall, in writing, (i) designate one or more Covered Employees, (ii) select the Performance Criteria applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Qualified Performance-Based Awards, as applicable, to be earned by each Covered Employee for such Performance Period.  Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period.  No Award or portion thereof that is subject to the satisfaction of any condition shall be considered to be earned or vested until the Committee certifies in writing that the conditions to which the distribution, earning or vesting of such Award is subject have been achieved.  The Committee may not increase during a year the amount of a Qualified Performance-Based Award that would otherwise be payable upon satisfaction of the conditions but may reduce or eliminate the payments as provided for in the Award Agreement.

(d)                                 Adjustments and Modifications.  Unless otherwise determined by the Committee at the time a Qualified Performance-Based Award is granted, the Committee shall have the authority to specify adjustments or modifications to be made to the calculation of any applicable

Performance Goals based on and in order to appropriately reflect the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20, as updated from time to time, and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s Annual Report on Form 10-K for the applicable year; (vi) acquisitions or divestitures and the related costs and expenses; (vii) any other specific, unusual or nonrecurring events, or objectively determinable category thereof; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in the Company’s fiscal year, provided that the exercise of such authority at such time would not cause any Qualified Performance-Based Award to fail to qualify as “performance-based compensation” under Code section 162(m).

(e)                                  Payment of Qualified Performance-Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or an Affiliate on the day a Qualified Performance-Based Award for such Performance Period is paid to the Participant.  Unless otherwise provided in the applicable Award Agreement, in the event of Participant’s Termination of Service due to Disability or death, all unvested Qualified Performance-Based Awards held by such Participant shall immediately vest.

(f)                                   Additional Limitations.  Notwithstanding any other provision of the Plan, any Award granted to a Covered Employee that is intended to constitute a Qualified Performance-Based Award shall be subject to any additional limitations set forth in Code section 162(m) for qualification as qualified performance-based compensation as described in Code section 162(m)(4)(C), and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

(g)                                  Effect on Other Plans and Arrangements.  Nothing contained in the Plan shall be deemed in any way to limit or restrict the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

13.                               VESTING

(a)                                 Options and Stock Appreciation Rights.  A Participant may not exercise an Option or Stock Appreciation Right until it has become vested.  The portion of an Award of Options or Stock Appreciation Rights that is vested depends upon the period that has elapsed since the Date of Grant.  The following schedule applies to any Award of Options or Stock Appreciation Rights under the Plan unless the Committee establishes a different vesting schedule on the Date of Grant as set forth in the Award Agreement evidencing the Award:

Number of Months Since Date of Grant	Vested Percentage
fewer than 12 months	0%
at least 12 months, but less than 24 months	33 1/3%
at least 24 months, but less than 36 months	66 2/3%
36 months or more	100%

Unless the Committee otherwise provides in the applicable Award Agreement or the preceding provisions of this Section or Section 13(c) applies, if a Participant’s employment with or service to the Company or an Affiliate terminates for any reason other than Disability or death, any Awards that are not yet vested are immediately and automatically forfeited; provided, however, in such special circumstances as the Committee deems appropriate, the Committee may take such action as it deems equitable in the circumstances or in the best interests of the Company, including, without limitation, fully vesting an Award or waiving or modifying any other limitation or requirement under the Award.

(b)                                 Restricted Stock, Restricted Stock Units and Cash Units.  The Committee shall establish the vesting schedule to apply to any Award of Restricted Stock, Restricted Stock Units or Cash Units, and in the absence of such a vesting schedule set forth in the applicable Award Agreement, no portion of such Award shall vest over a period that is less than one year unless otherwise permissible under Section 13(a) above or Section 13(c) below, except that no such vesting shall operate to accelerate the time of payment in violation of Code section 409A or to cause a Qualified Performance-Based Award to fail to be “performance-based compensation” within the meaning of Code section 162(m).  In the event such an Award (e.g., in the case of Cash Units when such Award may be settled in Shares) shall vest pursuant to a schedule that is more favorable for the Participant than what is set forth in this Section 13(b), such Award shall be deemed as a Stock Award solely for purposes of the Share limitation provisions of Section 4(a).

(c)                                  Effect of “Change of Control.”

(i)                                                       Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Cash Unit (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof is terminated without Cause, or Participant resigns for Good Reason, at the time of, or within 12 months after such Change of Control (or such other period set forth in the Award Agreement):

1.                                Options and Stock Appreciation Rights outstanding as of the Change of Control (or Termination of Service, if later) shall immediately vest upon the Change of Control (or Termination of Service, if later), become fully exercisable, and may thereafter be exercised for two years (or the period of time set forth in the Award Agreement), or, if sooner, the expiration of the term of the Award; and

2.                                The restrictions, limitations and other conditions applicable to Restricted Stock, Restricted Stock Units and Cash Units outstanding as of the Change of Control (or Termination of Service, if later) shall lapse and the Restricted Stock, Restricted Stock Units and Cash Units shall become free of all restrictions, limitations and conditions and become fully vested.

(ii)                                                    Unless otherwise provided in the applicable Award Agreement, in the event of a Change of Control, to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit or Cash Unit (or in which the Company is the ultimate parent corporation and does not continue the Award), then as of the Change of Control:

1.                                Those Options and Stock Appreciation Rights outstanding as of the date of the Change of Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable;

2.                                The restrictions, limitations and other conditions applicable to Restricted Stock, Restricted Stock Units and Cash Units outstanding as of the date of the Change of Control that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock, Restricted Stock Units and Cash Units shall become free of all such restrictions, limitations and conditions and become fully vested to the full extent of the original grant; and

3.                                Any Award outstanding as of the date of the Change of Control and subject to Performance Criteria shall be subject to prorated vesting based on the performance from the Date of Grant to the date of the Change of Control.  The proration shall be based upon the method set forth in the Award Agreements evidencing the applicable Awards, or if no method is specified, based upon the total number of days during the Performance Period prior to the Change of Control in relation to the total number of days during the Performance Period.

14.                               DIVIDENDS AND DIVIDEND EQUIVALENTS

The Committee may provide that Restricted Stock and Restricted Stock Units shall earn dividends or dividend equivalents. Such dividends or dividend equivalents may be paid currently (in connection with any such Awards that were granted prior to the Effective Date) or may be credited to an account maintained on the books of the Company.  Any payment or crediting of dividends or dividend equivalents shall be subject to such terms, conditions, limitations and restrictions as the Committee may establish, from time to time, including, without limitation, reinvestment in additional Shares or Common Stock equivalents.  Notwithstanding the foregoing, the Committee may not provide for the current payment of dividends or dividend equivalents with respect to any shares of Common Stock subject to a Qualified Performance-Based Award.  For all Qualified Performance-Based Awards and Awards of Restricted Stock and Restricted Stock Units granted on and after the Effective Date, the Committee may only provide for the accrual of dividends or dividend equivalents that shall not be payable to a Participant unless and until, and only to the extent that, the shares of Common Stock subject to such Award vest upon satisfaction of, as applicable, the relevant Performance Goals or the other conditions to vesting.  Dividend or dividend equivalent rights shall be as specified in the Award Agreement, or pursuant to a resolution adopted by the Committee with respect to outstanding Awards.  No dividends or dividend equivalents shall be paid on Options or Stock Appreciation Rights.

15.                               RIGHTS OF PARTICIPANTS

Except as otherwise provided herein or in an Award Agreement, no Participant shall have any rights as a stockholder with respect to any Shares covered by an Award until the date of issuance of a stock certificate for such Common Stock.  Nothing contained in the Plan or in any Award Agreement confers on any person any right to continue in the employ or service of the Company or an Affiliate or interferes in any way with the right of the Company or an Affiliate to terminate a Participant’s services.

16.                               DESIGNATION OF BENEFICIARY

A Participant may, with the consent of the Committee (which shall not be unreasonably withheld), designate a beneficiary or beneficiaries to receive, in the event of death, any Award to which the Participant would then be entitled.  Such designation shall be made upon forms supplied by and delivered to the Company and may be revoked in writing.  If a Participant fails to designate a beneficiary, or if no designated beneficiary survives the Participant, then the Participant’s estate shall be deemed to be the beneficiary.

17.                               TRANSFERABILITY OF AWARDS

(a)                                 Incentive Stock Options.  Incentive Stock Options are not transferable, voluntarily or involuntarily, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code.  During a Participant’s lifetime, Incentive Stock Options may be exercised only by the Participant (or a legal representative if the Participant becomes incapacitated).

(b)                                 Awards Other Than Incentive Stock Options.  All Awards granted pursuant to the Plan other than Incentive Stock Options are transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code; provided, however, with the approval of the Committee, a Participant may transfer a Non-Statutory Stock Option or a Stock Appreciation Right for no consideration to or for the benefit of one or more Permitted Transferees subject to such limits as the Committee may establish, and the Permitted Transferee shall remain subject to all the terms and conditions applicable to the Award prior to such transfer.  The transfer of an Award pursuant to this Section shall include a transfer of the rights of a Participant under the Plan to consent to certain amendments to the Plan or an Award Agreement and, in the discretion of the Committee, shall also include transfer of ancillary rights associated with the Award.

18.                               ADJUSTMENTS UPON CHANGES IN CAPITALIZATION OR A CHANGE OF CONTROL

(a)                                 Adjustment Clause.  In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock dividend, split, spinoff, recapitalization, merger, consolidation, combination, extraordinary dividend, exchange of shares or other change affecting the outstanding shares of Common Stock as a class without the Company’s receipt of consideration, or other equity restructuring within the meaning of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (formerly, FASB Statement 123R), as updated from time to time, appropriate adjustments shall be made to (i) the aggregate number of Shares with respect to which awards may be made under the Plan pursuant to Section 4(a); (ii) the terms and the number of Shares and/or the Exercise Price per Share of any outstanding Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units; and (iii) the share limitations set forth in Section 4 hereof.  The Committee shall also make appropriate adjustments described in Clauses (i)-(iii) of the previous sentence in the event of any distribution of assets to stockholders other than a normal cash dividend.  For purposes of this Section, (A) conversion of any convertible securities of the Company shall be deemed to have been effected for adequate consideration, and (B) except as expressly provided herein, no issuance by the Company of shares of any class or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

(b)                                 Change of Control.  If a Change of Control occurs, the Committee may, in its discretion and without limitation:

(i)                                                       cancel outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board of Directors in its sole discretion; it being understood that if stockholders receive consideration other than publicly traded equity securities of the surviving entity, any determination by the Committee that the value of an Option or Stock Appreciation Right shall equal the excess, if any, of the value of the consideration being paid for each Share in such transaction over the Exercise Price of such Option or Stock Appreciation Right shall conclusively be deemed valid.  Accordingly, if the Exercise Price of the Shares subject to an Option or Stock Appreciation Right exceeds the Fair Market Value of such Shares, then such Option or Stock Appreciation Right may be cancelled without making a payment to the holder of the Option or Stock Appreciation Right;

(ii)                                                    substitute other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for Shares subject to outstanding Awards;

(iii)                                                 arrange for the assumption or substitution of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company); and

(iv)                                                may, after giving Participants an opportunity to exercise their outstanding Options and Stock Appreciation Rights, terminate any or all unexercised Options and Stock Appreciation Rights.  Such termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

(c)                                  Section 409A Provisions with Respect to Adjustments.  Notwithstanding the foregoing: (i) any adjustments made pursuant to this Section to Awards that are considered “deferred compensation” within the meaning of Code section 409A shall be made in compliance with the requirements of Code section 409A unless the Participant consents otherwise in writing; (ii) any adjustments made to Awards that are not considered “deferred compensation” subject to Code section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either continue not to be subject to Code section 409A or comply with the requirements of Code section 409A unless the Participant consents otherwise in writing; and (iii) the Committee shall not have the authority to make any adjustments under this Section to the extent that the existence of such authority would cause an Award that is not intended to be subject to Code section 409A to be subject thereto.

19.                               TAX WITHHOLDING

Whenever under the Plan, cash or Shares are to be delivered upon exercise of an Award or any other event with respect to rights and benefits hereunder, the Committee shall be entitled to require as a condition of delivery (1) that the Participant remit an amount sufficient to satisfy all federal, state, and local withholding tax requirements related thereto, (2) that the applicable withholding of such sums come from compensation otherwise due to the Participant or from any Shares due to the Participant under the Plan, or (3) any combination of the foregoing, provided that the amount to be withheld in each case may not exceed the applicable federal, state and local tax withholding obligations associated with the transaction to the extent needed for the Company to avoid an accounting charge.

20.                               CLAWBACK/RECOVERY

All Awards granted under the Plan shall be subject to recoupment in accordance with any clawback policy that (1) the Board of Directors may adopt in its discretion, or (2) the Company is specifically required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise specifically required by applicable law.  In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including, but not limited to, a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause.

21.                               AMENDMENT OF THE PLAN AND AWARDS

(a)                                 The Board of Directors may at any time, and from time to time, modify or amend the Plan in any respect, prospectively or retroactively; provided; however, (i) provisions governing grants of Incentive Stock Options shall be submitted for stockholder approval to the extent required by applicable law or regulation; (ii) except as permitted by Section 18, no amendment may increase the share limitations set forth in Section 4 or decrease the minimum Exercise Price for Options or Stock Appreciation Rights set forth in Sections 6(a) and 10(a), unless any such amendment is approved by the Company’s stockholders within 12 months before or after such amendment; and (iii) the provisions of Section 21(b) (relating to Option and Stock Appreciation Right repricing) may not be amended, unless any such amendment is approved by the Company’s stockholders.  Failure to ratify or approve amendments or modifications by stockholders shall be effective only as to the specific amendment or modification requiring such approval or ratification.  Other provisions of the Plan shall remain in full force and effect.  No such modification or amendment may materially adversely affect the rights of a Participant under an outstanding Award without the written consent of such Participant.

(b)                                 The Committee may amend any Award Agreement, prospectively or retroactively; provided, however, that no such amendment shall adversely affect the rights of any Participant under an outstanding Award without the written consent of such Participant; provided, however, that repricing of Options or Stock Appreciation Rights shall not be permitted.  For this purpose and except as provided in Section 18, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or Stock Appreciation Right to lower its Exercise Price; (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) canceling an Option or Stock Appreciation Right at a time when its exercise price is equal to or greater than the fair market value of the underlying stock in exchange for cash or for another Option, Stock Appreciation Right or other Award.  Such cancellation and exchange would be considered a repricing regardless of whether it is treated as a repricing under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

22.                               RIGHT OF OFFSET

The Company shall have the right to offset against its obligation to deliver Shares (or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, documented travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to the Company on a past due basis, and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement; provided, however, that no such offset shall be permitted if it would result in a violation of Code section 409A.  This right of offset shall not be an exclusive remedy and the Company’s election not to exercise the right of offset with respect to any amount payable to a Participant shall not constitute a waiver of this right of offset with respect to any other amount payable to the Participant or any other remedy.

23.                               ELECTRONIC DELIVERY AND SIGNATURES

(a)                                 Any reference in an Award Agreement or the Plan to a written document includes without limitation any document delivered electronically or posted on the Company’s or an Affiliate’s intranet or other shared electronic medium controlled by the Company or an Affiliate.

(b)                                 The Committee and any Participant may use facsimile and PDF signatures in signing any Award or Award Agreement, in exercising any Option or Stock Appreciation Right, or in any other written document in the Plan’s administration.  The Committee and each Participant are bound by facsimile and PDF signatures, and acknowledge that the other party relies on facsimile and PDF signatures.

24.                               EFFECTIVE DATE OF PLAN

The Plan shall become effective immediately upon the Effective Date.

25.                               TERMINATION OF THE PLAN

The right to grant Awards under the Plan shall terminate 10 years after the earlier of: (1) the date the Plan is adopted by the Board of Directors; or (2) the Effective Date.  The Board of Directors has the right to suspend or terminate the Plan at any time, provided that no such action shall, without the written consent of a Participant, adversely affect a Participant’s rights under an outstanding Award.

26.                               APPLICABLE LAW; COMPLIANCE WITH LAWS

(a)                                 The Plan shall be administered in accordance with the laws of the state of Delaware and applicable federal law.  Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any Shares, or make any other payment, under the Plan unless such issuance or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.  Prior to the issuance of any Shares under the Plan, the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares.

(b)                                 The foregoing notwithstanding and provided the Company treats all payments to similarly situated Participants on a reasonably consistent basis:

(i)                                                 A payment to a Participant may be delayed to the extent the Company reasonably anticipates that if the payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted due to the applicability of Code section 162(m), provided that the payment is made either during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment shall not be barred by the applicability of Code section 162(m).  No election may be provided to the Participant with respect to the timing of payment under this paragraph.

(ii)                                        A payment may be delayed where the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided, however, that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.  For this purpose, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

27.                               SECTION 409A

It is the intention of the Company that no Award shall be “deferred compensation” subject to Code section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly.  The terms and conditions governing any Awards that the Committee determines shall be subject to Code section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Code section 409A.  Notwithstanding any provision herein to the contrary, any Award issued under the Plan that constitutes a deferral of compensation under a “nonqualified deferred compensation plan” as defined under Code section 409A(d)(1) and is not specifically designated as such by the Committee shall be modified or cancelled to comply with the requirements of Code section 409A, including any rules for elective or mandatory deferral of the delivery of cash or Shares pursuant thereto.

28.                               NO GUARANTEE OF TAX TREATMENT

Notwithstanding anything herein to the contrary, a Participant shall be solely responsible for the taxes relating to the grant or vesting of, or payment pursuant to, any Award, and none of the Company, the Board of Directors, the Committee (or any of their respective members, officers or employees) nor any person to whom authority has been delegated hereunder guarantees any particular tax treatment with respect to any Award.